FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NUMBER 333-142934

September 10, 2007

Nordic Investment Bank

ISK 5 Billion 13% Global Notes due 12th September, 2008

(to be consolidated and form a single series with the ISK 10 Billion 13% Global Notes due 12th
September, 2008 issued on 30th August, 2007 and with the ISK 3 Billion 13% Global Notes due 12th
September, 2008 issued on 4th September 2007)

Final Term Sheet

Final Terms and Conditions as of 10th September, 2007

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	ISK 5 billion SEC Registered Global
Coupon:	13% per annum
Interest Payment Date:	12th September, 2008
Maturity:	12th September, 2008
Settlement:	26th September, 2007
Interest Commencement Date:	30th August, 2007
Public Offering Price:	100.421% (plus 27 days’ accrued interest)
Lead:	TD Securities

Denominations :	ISK 100,000 and integral multiples thereof

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000110465906070640/0001104659-06-070640-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000648/0001156973-07-000648-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000847/0001156973-07-000847-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000115697307000824/0001156973-07-000824-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling TD Securities at +1 800 263 5292 (toll free).

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